Exhibit 99.1

PUGET SOUND ENERGY ANNOUNCES TENDER OFFER

Bellevue, WA May 18, 2005 — Puget Sound Energy, the wholly-owned utility subsidiary of Puget Energy (NYSE: PSD), announced today that it has commenced a cash tender offer (the "Offer") for any and all of the $80,250,000 aggregate outstanding liquidation amount of 8.231% Capital Securities of Puget Sound Energy Capital Trust I (CUSIP No. 74531LAC0) (the "Capital Securities"). The Offer is described in the Offer to Purchase dated May 18, 2005 (the "Offer to Purchase").

The Offer will expire at 5:00, New York City time, on June 16, 2005, unless extended (such date and time, as the same may be extended, the "Expiration Time"). Holders of Capital Securities must tender their Capital Securities prior to the Expiration Time to receive the Tender Offer Consideration (as defined below). Holders of Capital Securities must tender their Capital Securities prior to 5:00 p.m., New York City time, on June 1, 2005, unless extended (such date and time, as the same may be extended, the "Early Tender Date") to receive the Early Tender Premium (as defined below). Payment for Capital Securities validly tendered and accepted for payment and not validly withdrawn will be made in same day funds promptly following the applicable Settlement Date (as defined in the Offer to Purchase). Tendered Capital Securities may not be withdrawn after the Early Tender Date, except in limited circumstances. Any extension, delay, termination or amendment of the Offer or the Early Tender Date will be followed as promptly as practicable by a public announcement thereof.

The consideration for each $1,000 liquidation amount of Capital Securities tendered and accepted for payment pursuant to the Offer shall be an amount (calculated as described in Annex A to the Offer to Purchase, and rounded to the nearest cent per $1,000 liquidation amount of Capital Securities) equal to (i) the sum of (A) the present value as of the Optional Early Settlement Date, as such date is expected to occur as of the Price Determination Date (as defined below), of the redemption price for the Capital Securities if redeemed on the earliest redemption date (the "Earliest Redemption Date") set forth below and (B) the present value as of the Optional Early Settlement Date, as such date is expected to occur as of the Price Determination Date, of all remaining distributions to be made on the Capital Securities from (but not including) the most recent payment of distributions up to the applicable Earliest Redemption Date, determined in accordance with standard market practice on the basis of a yield (the "Tender Offer Yield") from the Optional Early Settlement Date, as such date is expected to occur as of the Price Determination Date, to the applicable Earliest Redemption Date equal to the sum of (x) the yield to maturity corresponding to the bid side price (the "Reference Yield") of the United States Treasury Security set forth below (the "Reference Security") as of 2:00 p.m., New York City time, on June 1, 2005, unless extended (the "Price Determination Date"), as reported in the Bloomberg Bond Trader Page BBT4 (the "Quotation Report") or any recognized quotation source selected by Puget Sound Energy in its sole discretion if the Quotation Report is not available or is manifestly erroneous, plus (y) the fixed spread set forth below (the "Fixed Spread") minus (ii) accumulated and unpaid distributions from the most recent payment of such distributions preceding the Optional Early Settlement Date to, but excluding such date (the consideration referred to in clause (i) minus the amount of accumulated and unpaid distributions referred to in clause (ii), being referred to as the "Total Consideration"), minus (iii) an amount equal to the Early Tender Premium of $40 per $1,000 liquidation amount of Capital Securities (the "Early Tender Premium"). The Total Consideration minus the Early Tender Premium is referred to as the "Tender Offer Consideration." If Capital Securities are accepted for payment pursuant to the Offer, Holders who validly tender their Capital Securities pursuant to the Offer prior to the Early Tender Date will receive the Tender Offer Consideration plus the Early Tender Premium and accumulated and unpaid distributions, and holders who validly tender their Capital Securities after the Early Tender Date and prior to the Expiration Time will receive only the Tender Offer Consideration and accumulated and unpaid distributions but will not receive the Early Tender Premium.

CUSIP No.	Security	Aggregate Liquidation Amount Outstanding	Earliest Redemption Date	Redemption Price in Earliest Redemption Date	Reference Security	Fixed Spread	Early Tender Date	Hypothetical Tender Offer Consideration	Early Tender Premium	Hypothetical Total Consideration	Relevant Bloomberg Page
74531LAC0	8.231% Capital Securities	$80,250,000	June 1, 2007	104.116	3.625% U.S. Treasury Note due April 30, 2007	1.00%	5:00 p.m., New York City time, on June 1, 2005	$1,066.35	$40	$1,106.35	BBT4

All references herein to hypothetical consideration are based on the reference yield of the Reference Security as of 2:00 p.m., New York City time, on May 17, 2005 and a Settlement Date of June 2, 2005. See Annexes A and B of the Offer to Purchase for more detailed calculations.

The Offer is subject to a number of conditions which are set forth in the Offer to Purchase. Puget Sound Energy has engaged Morgan Stanley as Dealer Manager for the Offer. Questions regarding the Offer should be directed to Morgan Stanley at 800-624-1808 (U.S. toll-free) or 212-761-1864 (collect), attention: Arthur Rubin. Requests for documents should be directed to Global Bondholder Services Corporation, the Information Agent, at (866) 873-7700 (U.S. toll-free) or (212) 430-3774 (for banks and brokers).

This press release does not constitute an offer to purchase the Capital Securities. The Offer is made solely by the Offer to Purchase.

Company Information and Forward Looking Statements

Puget Sound Energy is a regulated utility company that generates, purchases and sells electricity and purchases, transports and sells natural gas. The service territory of Puget Sound Energy covers approximately 6,000 square miles, principally in the Puget Sound region of Washington State.

This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the statements are made. Forward-looking statements involve inherent risks and uncertainties and we caution you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the Offer, including the Expiration Time, Early Tender Date and possible completion of the Offer. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake to update any of these statements in light of new information or future events.